Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046
Contact: Irelations@buckeye.com
(800) 422-2825
BUCKEYE PARTNERS, L.P. TO ACQUIRE 80% INTEREST
IN MARINE STORAGE FACILITY FOR LIQUID PETROLEUM PRODUCTS
IN FREEPORT, BAHAMAS
HOUSTON, December 20, 2010 — Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) announced today that it has signed a definitive agreement to acquire an 80 percent interest in Bahamas Oil Refining Company International (“BORCO”) from affiliates of First Reserve Corporation (“First Reserve”) for $1.36 billion. BORCO is the fourth largest oil and petroleum products storage terminal in the world and the largest petroleum products facility in the Caribbean with current storage capacity of 21.6 million barrels. Buckeye expects to finance the purchase through a combination of equity and debt.
“This acquisition is a natural fit for Buckeye’s core business and significantly expands our market reach by adding a global logistics hub to our portfolio of assets,” said Forrest E. Wylie, Chairman and CEO of Buckeye. “BORCO is a premier marine storage facility with a world-class customer base that complements our fast-growing terminalling and storage business. On a 100 percent ownership basis, BORCO is projected to generate Adjusted EBITDA (as defined below) of $138 million in 2011. The acquisition of First Reserve’s 80 percent interest in BORCO is expected to provide immediate accretion to Buckeye’s distributable cash flow per limited partner (“LP”) unit of approximately 10 percent, assuming no cash distributions are paid on the Class B “pay-in-kind” partnership units we will issue to fund a portion of the purchase price. Additionally, BORCO has a significant backlog of customer interest supporting a planned expansion of the facility that, if completed, would substantially increase cash flow and further improve accretion, even after giving effect to the conversion of the Class B units into LP units. The pay-in-kind feature of the Class B units facilitates the expansion by providing substantial support to distributable cash flow per LP unit accretion until the expected in-service date of a portion of the expansion.”
Wylie added, “We are pleased that First Reserve has agreed to take a portion of its purchase price in equity and that we have obtained commitments for the remainder of our anticipated equity financing needs from other institutional investors. These commitments eliminated the need for us to further access the equity capital markets and enabled us to lock in our cost of equity capital for the transaction. Moreover, First Reserve’s decision to make a substantial investment in Buckeye demonstrates their positive view of our base business, as well as their continued support for BORCO’s planned expansion.”
Royal Vopak (“Vopak”), which is based in The Netherlands, owns the remaining 20 percent in BORCO. “We look forward to continuing the positive working relationship with Vopak enjoyed by First Reserve,” said Clark C. Smith, President and Chief Operating Officer of Buckeye. “We recognize Vopak’s extensive expertise in marine terminals globally, and we are excited to have them
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as a partner and to participate in the regional and international growth opportunities offered by this strategic facility.”
The transaction will be financed as follows:
•	First Reserve will acquire approximately 4.38 million units of a new class (Class B, described below) of Buckeye limited partner interests at a value of $57.04 per unit, resulting in proceeds of $250 million. The Class B units will be substantially similar in all respects to Buckeye’s existing LP units, except that Buckeye may elect to pay distributions in respect of the Class B units through the issuance of additional Class B units rather than cash. The Class B units will convert into LP units on a one-for-one basis on the earlier of (i) the date on which at least four million barrels of incremental storage capacity are placed in-service at BORCO and (ii) the third anniversary of the closing date of the BORCO acquisition.

•	First Reserve also will acquire approximately 2.48 million Buckeye LP units at a value of $60.40 per unit, resulting in proceeds of $150 million.

•	Institutional investors have committed to acquire 5.79 million Buckeye LP units at a price of $60.40 per unit and 1.31 million Class B units at a price of $57.04 per unit, resulting in gross proceeds (before fees and expenses) of $425 million.

•	Buckeye has obtained a commitment from Barclays Bank PLC, SunTrust Robinson Humphrey, Inc., and SunTrust Bank for a senior unsecured bridge facility of up to $775 million to provide the remainder of the proceeds necessary to finance the BORCO acquisition. Buckeye plans to raise cash through the issuance of term debt prior to closing the acquisition rather than use the bridge facility.
The transaction is subject to approval by certain Bahamian governmental authorities and is otherwise subject to customary closing conditions. Buckeye expects to complete the transaction during the first quarter of 2011. Vopak has the right to sell its 20 percent ownership interest in BORCO to Buckeye at the same proportionate price and on the same terms and conditions as those in the agreement with First Reserve. If Vopak elects to sell, Buckeye would expect to finance the Vopak purchase price with a combination of debt and equity, including equity placed with Vopak in the same types and proportionate amounts of equity that will be placed with First Reserve. The commitment for the bridge facility provides for this flexibility.
Located only 80 miles from the Florida coast, no other regional commercial storage terminal enjoys BORCO’s proximity to the U.S. demand and supply centers, as well as its scale and comprehensive service offerings. The BORCO terminal is comprised of a fully integrated terminalling business and offers customers storage, berthing, heating, transshipment, blending, treating, bunkering, and other ancillary services. The facility is located along the Northwest Providence Channel of The Grand Bahama Island.
BORCO has total installed storage capacity of 21.6 million barrels and is prepared to undertake a significant expansion project, which Buckeye expects will be phased in over the next two to three years and would add approximately 7.5 million barrels of flexible petroleum product storage, increasing total storage capacity to more than 29 million barrels. This expansion is expected to be completed at a cost of approximately $400 million and to generate incremental Adjusted EBITDA of $70-80 million per year. The facility site also has a significant amount of unused land available for
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other future expansions, with room to install approximately 13 million barrels of incremental storage capacity.
The existing marine infrastructure of BORCO consists of three deep-water jetties. The jetties are situated in water depths ranging from approximately 42 feet to 100 feet and are approximately 3,000 feet to 4,000 feet from the shoreline. After completion of an ongoing refurbishment project on one of the jetties, which is expected to occur in the second half of 2011, the three jetties will provide six deep-water berths that serve as the access points to the storage facilities and are capable of handling vessels over a range of deadweight tonnage (“DWT”), from a minimum of 20,000 DWT to a maximum of 500,000 DWT, including both VLCCs and ULCCs.
The BORCO facility also includes an inland dock with an approximately 650-foot berth located in Freeport Harbor. The inland dock is in the process of being upgraded, which will include the build-out of a new berth. Upon completion, the inland dock will include two berths capable of handling Panamax vessels of up to 80,000 DWT. Completion of the upgrade of the inland dock is expected to occur in 2011. Upon completion of the jetty refurbishment and inland dock renovation projects, BORCO will have a total of eight berths.
Ancillary services provided by BORCO facilitate customer activities within the tank farm and at the jetties. Onshore activities include heating, blending, and treating of petroleum products. Transshipment services allow customers to transfer cargo directly from one vessel to another across the jetties, expediting product movements. Bunkering, the supplying of vessels with fuel, is done primarily by barge while the vessel is anchored offshore or via pipeline when the vessel is berthed at one of the jetties or the inland dock. BORCO offers complete berthing services to vessels loading and unloading at the facility, including piloting, vessel mooring (line handling), tug services, and tendering services.
A presentation concerning the transaction has been posted on the “Investor Center” section of our website, www.buckeye.com. The presentation includes an explanation of the calculation of estimated distributable cash flow per LP unit accretion resulting from the transaction.
Buckeye will host a conference call with members of executive management today, December 20, 2010, at 11:00 a.m. Eastern Time. To access the live Webcast of the call, go to http://www.visualwebcaster.com/event.asp?id=75215 10 minutes prior to its start. Interested parties may participate in the call by dialing 1-888-575-8232. A replay will be archived and available at this link until January 20, 2011, and the replay may also be accessed by dialing 1-800-408-3053 and entering passcode 4085066.
Barclays Capital acted as sole financial advisor and sole placement agent to Buckeye in connection with the acquisition and the private placement of equity.
Buckeye is a publicly traded partnership that owns and operates one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 5,400 miles of pipeline. Buckeye also owns 69 refined petroleum products terminals, operates and maintains approximately 2,400 miles of pipeline under agreements with major oil and chemical companies, owns a major natural gas storage facility in northern California, and markets refined petroleum products in certain of the geographic areas served by its pipeline and terminal operations. More information concerning Buckeye is available at www.buckeye.com.
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EBITDA, a measure not defined under U.S. generally accepted accounting principles (“GAAP”), is defined by Buckeye as net income before interest and debt expense, income taxes, and depreciation and amortization. The EBITDA measure eliminates the significant level of non-cash depreciation and amortization expense that results from the capital-intensive nature of Buckeye’s businesses and from intangible assets recognized in business combinations. In addition, EBITDA is unaffected by Buckeye’s capital structure due to the elimination of interest and debt expense and income taxes. Adjusted EBITDA, which also is a non-GAAP measure, is defined by Buckeye as EBITDA plus non-cash unit-based compensation expense. EBITDA and Adjusted EBITDA should not be considered alternatives to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP.
The EBITDA and Adjusted EBITDA data presented may not be directly comparable to similarly titled measures at other companies because EBITDA and Adjusted EBITDA exclude some items that affect net income, and these measures may be defined differently by other companies. Management of Buckeye uses Adjusted EBITDA to evaluate the consolidated operating performance and the operating performance of the business segments and to allocate resources and capital to the business. In addition, Buckeye’s management uses Adjusted EBITDA as a performance measure to evaluate the viability of proposed projects and to determine overall rates of return on alternative investment opportunities.
Buckeye believes that investors benefit from having access to the same financial measures used by Buckeye’s management. Further, Buckeye believes that these measures are useful to investors because they are one of the bases for comparing Buckeye’s operating performance with that of other companies with similar operations, although Buckeye’s measures may not be directly comparable to similar measures used by other companies.
This press release contains forward-looking estimates of Adjusted EBITDA projected to be generated by BORCO. Reconciliations to GAAP net income are not provided because GAAP net income for the applicable periods is not accessible. Buckeye has not yet completed the necessary valuation of the various assets to be acquired, a determination of the useful lives of these assets for accounting purposes, or an allocation of the purchase price among the various types of assets. Accordingly, the amount of depreciation and amortization that will be included in BORCO’s net income is not accessible or estimable at this time. Buckeye does not anticipate BORCO incurring any interest expense or income tax expense, but the amount of depreciation and amortization could be significant, such that the amount of net income would vary substantially from the amount of projected Adjusted EBITDA.
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This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control. Among these risks and uncertainties are (1) changes in laws or regulations to which we are subject, including those that permit the treatment of us as a partnership for federal income tax purposes, (2) terrorism, adverse weather conditions, environmental releases, and natural disasters, (3) changes in the marketplace for our products or services, such as increased competition, better energy efficiency, or general reductions in demand, (4) adverse regional or national economic conditions or adverse capital market conditions, (5) shutdowns or interruptions at the source points for
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the products we transport, store, or sell, (6) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (7) volatility in the price of refined petroleum products and the value of natural gas storage services, (8) nonpayment or nonperformance by our customers, (9) our ability to realize efficiencies expected to result from our previously announced reorganization, and (10) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies. You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009 and our subsequently filed Quarterly Reports on Form 10-Q, for a more extensive list of factors that could affect results. In addition, there are significant risks and uncertainties relating to our pending acquisition of BORCO and, if we acquire BORCO, our ownership of BORCO, including (a) the acquisition may not be consummated, (b) the representations, warranties, and indemnifications by First Reserve are limited in the acquisition agreement and our diligence into the business has been limited; as a result, the assumptions on which our estimates of future results of the business have been based may prove to be incorrect in a number of material ways, resulting in our not realizing the expected benefits of the acquisition and our having limited recourse against First Reserve, (c) financing the acquisition will substantially increase our leverage, (d) we may not be able to obtain debt financing for the acquisition on expected or acceptable terms, which would require us to draw on the committed bridge and make the acquisition less accretive, (e) the closing of the acquisition is not subject to a financing condition and our bridge does not backstop the equity portion of our purchase price or our equity commitments, which means we may be obligated to close the acquisition even if we do not have sufficient funds available to pay the purchase price, (f) the acquisition could expose us to additional unknown and contingent liabilities, (g) BORCO depends on a limited number of customers for substantially all of its revenue and the loss of any of them could adversely affect our results of operations and cash flow, (h) we may not own 100 percent of BORCO following closing and Vopak may be able to prevent certain business decisions relative to BORCO, (i) BORCO may be adversely affected by economic, political, and regulatory developments in The Bahamas and the region in general, (j) a substantial amount of the petroleum products handled by BORCO are exported from Venezuela, which exposes us to political risks, (k) hurricanes could disrupt BORCO’s operations or the operations of its customers or could result in significant damage to its facilities, having a material adverse effect on our business, financial results, and cash flow, (l) if BORCO’s tax status in The Bahamas changes such that BORCO has more tax liability than we anticipate, our cash flow could be materially adversely affected, and (m) the acquisition could expose us to challenges as a result of operating in a new and foreign jurisdiction, including compliance with additional domestic and foreign laws and regulations. We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.
This press release does not constitute an offer of any securities for sale. The Class B units and LP units have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
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For First Reserve media inquiries, please contact:
Caroline Harris
CJP Communications
Tel: +1 212-279-3115; ext. 222
Email: charris@cjpcom.com
Caroline Merrell
Cubitt Consulting
Telephone: +44 020 7367 5103
E-mail: caroline.merrell@cubitt.com
About First Reserve Corporation
First Reserve is the world’s leading private investment firm in the energy industry, making both private equity and infrastructure investments throughout the energy value chain. For 28 years, it has invested solely in the global energy industry, and has developed an unparalleled franchise, utilizing its broad base of specialized energy industry knowledge as a competitive advantage. The firm is currently investing its most recent private equity fund, which closed in 2009 at approximately US $9 billion. First Reserve invests strategically across a wide range of energy industry sectors, developing a portfolio that is diversified across the energy value chain, backing talented management teams and building value by building companies. Further information is available at www.firstreserve.com.
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